Exhibit 99.01

Glu Mobile Inc.

Amended and Restated 2016 Executive Bonus Plan

(Approved by the Compensation Committee on May 12, 2016)

Effective Date:	December 22, 2015 for the 2016 fiscal year of Glu Mobile Inc. (the “Company”).
Eligibility:

1.     The following executive officers of the Company (the “Executive Officers”) are eligible to participate:

•     Niccolo de Masi, the Company’s President and Chief Executive Officer;

•     Eric Ludwig, the Company’s Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•     Chris Akhavan, the Company’s Chief Revenue Officer;

•     Nick Earl, the Company’s President of Global Studios;

•     Tim Wilson, the Company’s Chief Technology Officer; and

•     Scott Leichtner, the Company’s Vice President and General Counsel

2.     The Executive Officer must be employed by the Company on the date bonuses are paid to be eligible to receive a bonus.

Bonus Level:

Target bonus levels are a fixed percentage of the Executive Officer’s annual base salary as of December 31, 2016. The exact percentage is specified in the Executive Officer’s employment offer letter, or as subsequently modified by the Compensation Committee of the Board of Directors (the “Committee”).

Frequency:	Awarded 100% on an annual basis.

Bonus Components:

For each of the Executive Officers, the total bonus is entirely dependent on whether, and to the extent, the Company achieves the Q4-2016 Adjusted EBITDA goal.

No bonuses will be paid unless the Company achieves the Q4-2016 Adjusted EBITDA goal at a specified minimum threshold that has been established by the Committee (the “Minimum Threshold”).  Q4-2016 Adjusted EBITDA will be calculated as non-GAAP operating income excluding depreciation, and further excluding the impact of any acquisitions, divestitures and royalty impairments. Further, any bonuses that are paid pursuant to this Bonus Plan must be properly accrued prior to determining Q4-2016 Adjusted EBITDA.

To the extent that the Company achieves the Q4-2016 Adjusted EBITDA goal at a level equal to the Minimum Threshold, then each Executive Officer will receive a bonus that equals 10% of his maximum bonus amount.  If the Company generates Q4-2016 Adjusted EBITDA in excess of the Minimum Threshold, then each Executive Officer will be eligible to receive a larger bonus, which bonus can reach up to 100% of his maximum bonus amount if the Company generates Q4-2016 Adjusted EBITDA equal to or greater than the maximum threshold that has been established by the Compensation Committee (the “Maximum Threshold”).  To the extent that the Company generates Q4-2016 Adjusted EBITDA between the Minimum Threshold and the Maximum Threshold, each Executive Officer’s bonus will be between 10% and 100% of his maximum bonus amount calculated based on a linear interpolation.

The Executive Officers are eligible to receive bonuses of up to the following maximum target bonus percentages for maximum achievement on the Q4-2016 Adjusted EBITDA goal:

•     Mr. de Masi – 500%;

•     Mr. Ludwig – 200%;

•     Mr. Akhavan – 200%;

•     Mr. Earl – 100%;

•     Mr. Wilson – 100%; and

•     Mr. Leichtner – 100%.

Payment Timing:	All bonus payments made under the Bonus Plan shall be made no later than March 15, 2017.
Amendments:	The Committee retains the authority to withdraw, amend, add to or terminate this Bonus Plan, or any portion of it, at any time in its sole discretion.
Employment Relationship:	Employment with the Company is at-will and participation in this Bonus Plan in no way constitutes an employment contract conferring either a right or obligation of continued employment.
Governing Law:	The Bonus Plan will be governed by and construed in accordance with the laws of the State of California.